Exhibit 99.1

NEWS RELEASE

Contacts:

Main Street Capital Corporation

Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com

Brent D. Smith, CFO, bsmith@mainstcapital.com

713-350-6000

Dennard Lascar Investor Relations

Ken Dennard | ken@dennardlascar.com

Mark Roberson | mroberson@dennardlascar.com

713-529-6600

Main Street’s Board of Directors Elects

Dwayne L. Hyzak as Chief Executive Officer

Vincent D. Foster Continues as Executive Chairman and

David L. Magdol Promoted to President

HOUSTON, November 16, 2018 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce that in connection with previously announced long-term succession plans, the Main Street Board of Directors (the “Board”) unanimously elected Dwayne L. Hyzak as Chief Executive Officer (“CEO”) of the company.  Mr. Hyzak succeeds Vincent D. Foster as CEO.  Mr. Foster will continue to serve as Main Street’s Executive Chairman.  The Board also unanimously approved the promotion of David L. Magdol to President, succeeding Mr. Hyzak in that role.

“Dwayne and David have been outstanding leaders of Main Street throughout their long careers with the company.  Each of them has the vision and determination to sustain Main Street’s past success.  Dwayne and David have proven track records as investors and business leaders and have contributed significantly to Main Street’s accomplishments,” said Mr. Foster.  “I have been honored to lead this great company as CEO since its IPO in 2007, and I look forward to my continuing role as Executive Chairman.”

Mr. Hyzak commented, “I’m honored to accept the promotion to CEO of Main Street and take the helm of the company that I’ve been privileged to serve for almost 20 years.  I’m excited about my new role as well as the opportunity to continue to work with David and Vince and all of the company’s valued employees and portfolio companies.  Our goal is to continue to maximize Main Street’s prospects and future opportunities.  I also want to personally thank Vince for his long-

term leadership of the company in addition to his mentorship and support he has shown me throughout my career with Main Street.”

Arthur L. French, lead independent director of the Board, stated, “The entire Board expresses its sincere appreciation to Vince Foster for his many years of exemplary leadership of Main Street.  The company has achieved remarkable success under Vince’s stewardship and we are very pleased that he will continue to serve as Executive Chairman.  In addition to being most grateful for Vince’s many significant contributions, we look forward to the future with Dwayne as CEO and David as President.”

These transitions are effective immediately.  In addition to assuming the roles of CEO and Executive Chairman, respectively, Messrs. Hyzak and Foster retain their existing roles as members of the Board, with Mr. Foster continuing to serve as Chairman of the Board.  Mr. Magdol continues in his existing role as Chief Investment Officer of Main Street in addition to assuming the responsibility of President.  The Investment Committee and Executive Committee of management for Main Street shall each remain comprised of Messrs. Foster, Hyzak, Magdol and Curtis L. Hartman, Main Street’s Vice Chairman, Chief Credit Officer and Senior Managing Director.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies.  Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million.  Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements.  Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance.  Actual performance and results could vary materially from these estimates and projections of the future.  Such statements speak only as of the time when made and are based on information available to Main Street as of the date hereof and are qualified in their entirety by this cautionary statement.  Main Street assumes no obligation to revise or update any such statement now or in the future.

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